Exhibit 10.2
Target Bonuses for Named Executive Officers under
Fisher Communications, Inc. Management Short-Term Incentive Plan

Target Bonus as a Percentage of
Name and Title	Base Salary
Colleen B. Brown	50%
President and Chief Executive Officer

S. Mae Fujita Numata (1)	45%
Former Senior Vice President, Chief Financial Officer and Corporate Secretary

Jodi A. Colligan	25%
Vice President Finance and Chief Accounting Officer

Robert I. Dunlop	45%
Senior Vice President

Joseph L. Lovejoy	45%
Senior Vice President and Acting Chief Financial Officer

(1)	Ms. Numata is not entitled to the target bonus due to her resignation from her position as Senior Vice President, Chief Financial Officer and Corporate Secretary of Fisher Communications, Inc. on April 1, 2008.